Exhibit 99.2

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CONTACT:	http://www.dovercorporation.com
Paul Goldberg
Director of Investor Relations
212.922.1640
DOVER CORPORATION AUTHORIZES ADDITIONAL $500 MILLION
SHARE REPURCHASE PROGRAM
NEW YORK, NY (November 9, 2007): Dover Corporation (NYSE: DOV) announced today that its Board of Directors has approved an additional $500 million share repurchase program, which is expected to be completed prior to year-end 2008. The repurchases will represent approximately 10,000,000 shares or 5% of its outstanding shares. The company will fund its share repurchase through cash on hand and existing credit facilities.
This new authorization builds upon Dover’s previously announced $500 million share repurchase program, which is expected to be completed by the end of November 2007. When taken together, Dover is expecting to buy back approximately $1 billion or 10% of its common stock by the end of 2008.
“This new Dover share repurchase program shall serve as confirmation of our strong belief in the future growth prospects of our company. Further, we will continue to focus on strategic add-on acquisitions supporting our new four segment structure,” said Ronald L. Hoffman, Dover’s President and Chief Executive Officer.
Dover Corporation, with over $7 billion in annualized revenues, is a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. For more information, please visit www.dovercorporation.com.
Statements in this release may be “forward-looking”, which involve risks and uncertainties. Such forward-looking information includes, among other things, statements regarding the company’s financial condition, the numbers of shares of common stock which may be acquired through the repurchase programs and the expected benefits of the repurchases thereunder. The company’s operations are subject to various additional risks and uncertainties, including economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth more fully in the company’s SEC filings.